Exhibit 99.4

AVALONBAY COMMUNITIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Real estate:
Land and improvements	$ 5,007,247	$ 4,960,568
Buildings and improvements	21,628,963	21,252,137
Furniture, fixtures and equipment	1,642,780	1,546,813
	28,278,990	27,759,518
Less accumulated depreciation	(9,116,539)	(8,686,084)
Net operating real estate	19,162,451	19,073,434
Construction in progress, including land	1,668,998	1,458,795
Land held for development	101,508	123,751
Real estate assets held for sale, net	41,942	150,262
Total real estate, net	20,974,899	20,806,242

Cash and cash equivalents	80,682	187,234
Restricted cash	165,436	165,849
Unconsolidated investments	199,046	193,441
Deferred development costs	75,440	73,237
Prepaid expenses and other assets	660,707	618,597
Right of use lease assets	144,141	147,537
Total assets	$ 22,300,351	$ 22,192,137

LIABILITIES AND EQUITY
Unsecured debt, net	$ 7,408,395	$ 7,879,380
Variable rate unsecured credit facility and commercial paper, net	915,786	739,608
Mortgage notes payable, net	700,599	709,564
Dividends payable	256,954	250,548
Payables for construction	113,585	92,267
Accrued expenses and other liabilities	385,901	391,973
Lease liabilities	162,444	165,200
Accrued interest payable	65,814	68,591
Resident security deposits	62,215	60,689
Total liabilities	10,071,693	10,357,820

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value; $25 liquidation preference; 50,000,000 shares authorized at June 30, 2026 and December 31, 2025; zero shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 280,000,000 shares authorized at June 30, 2026 and December 31, 2025; 141,875,567 and 140,080,657 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	1,419	1,401
Additional paid-in capital	11,739,908	11,212,296
Accumulated earnings less dividends	242,188	371,157
Accumulated other comprehensive income	38,896	26,486
Total stockholders' equity	12,022,411	11,611,340
Noncontrolling interests	206,247	222,977

Total equity	12,228,658	11,834,317
Total liabilities and equity	$ 22,300,351	$ 22,192,137

See accompanying notes to Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(Dollars in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Revenue:
Rental and other income	$ 775,986	$ 758,601	$ 1,544,432	$ 1,502,739
Management, development and other fees	1,782	1,594	3,615	3,336
Total revenue	777,768	760,195	1,548,047	1,506,075

Expenses:
Operating expenses, excluding property taxes	195,769	190,940	394,188	377,970
Property taxes	90,114	86,031	180,223	167,862
Expensed transaction, development and other pursuit costs, net of recoveries	19,976	2,493	23,392	7,237
Interest expense, net	70,070	64,801	141,559	124,665
Depreciation expense	232,975	231,730	466,079	449,618
General and administrative expense	27,137	22,997	49,214	42,777
Casualty and impairment loss	—	858	4,619	858
Total expenses	636,041	599,850	1,259,274	1,170,987

Income (loss) from unconsolidated investments	7,647	(1,052)	1,120	(2,051)
Structured Investment Program interest income	7,704	6,937	15,185	13,050
(Loss) gain on sale of communities	(338)	99,457	179,574	155,926
Other real estate activity	223	3,637	307	3,792

Income before income taxes	156,963	269,324	484,959	505,805
Income tax (expense) benefit	(70)	531	224	647

Net income	156,893	269,855	485,183	506,452
Net income attributable to noncontrolling interests	(1,173)	(1,190)	(3,733)	(1,190)
Net income attributable to common stockholders	$ 155,720	$ 268,665	$ 481,450	$ 505,262

Earnings per common share - basic:
Net income attributable to common stockholders	$ 1.11	$ 1.89	$ 3.43	$ 3.55

Earnings per common share - diluted:
Net income attributable to common stockholders	$ 1.11	$ 1.88	$ 3.43	$ 3.54

See accompanying notes to Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

(Dollars in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Comprehensive income:
Net income	$ 156,893	$ 269,855	$ 485,183	$ 506,452
Other comprehensive income (loss):
Gain (loss) on cash flow hedges	7,178	(2,263)	13,754	(5,860)
Cash flow hedge gains reclassified to earnings	(687)	(570)	(1,250)	(843)
Other comprehensive income (loss)	6,491	(2,833)	12,504	(6,703)
Comprehensive income	163,384	267,022	497,687	499,749
Comprehensive income attributable to noncontrolling interests	(1,221)	(1,190)	(3,827)	(1,190)
Comprehensive income attributable to common stockholders	$ 162,163	$ 265,832	$ 493,860	$ 498,559

See accompanying notes to Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(unaudited)

(Dollars in thousands)

	Common stock	Additional paid-in capital	Accumulated earnings less dividends	Accumulated other comprehensive income (loss)	Total stockholders' equity	Noncontrolling interests	Total equity
Balance at December 31, 2025	$ 1,401	$ 11,212,296	$ 371,157	$ 26,486	$ 11,611,340	$ 222,977	$ 11,834,317
Net income	—	—	325,730	—	325,730	2,560	328,290
Gain on cash flow hedges, net	—	—	—	6,526	6,526	50	6,576
Cash flow hedge gains reclassified to earnings	—	—	—	(559)	(559)	(4)	(563)
Dividends declared ($1.78 per share)	—	—	(248,883)	—	(248,883)	(1,887)	(250,770)
Issuance of common stock, net of withholdings	2	(13,165)	371	—	(12,792)	—	(12,792)
Repurchase of common stock, including repurchase costs	(12)	(89,723)	(108,745)	—	(198,480)	—	(198,480)
Amortization of deferred compensation	—	8,043	—	—	8,043	—	8,043
Balance at March 31, 2026	$ 1,391	$ 11,117,451	$ 339,630	$ 32,453	$ 11,490,925	$ 223,696	$ 11,714,621
Net income	—	—	155,720	—	155,720	1,173	156,893
Gain on cash flow hedges, net	—	—	—	7,125	7,125	53	7,178
Cash flow hedge gains reclassified to earnings	—	—	—	(682)	(682)	(5)	(687)
Redemption of DownREIT Units	—	2,656	—	—	2,656	(16,925)	(14,269)
Dividends declared ($1.78 per share)	—	—	(253,212)	—	(253,212)	(1,745)	(254,957)
Issuance of common stock, net of withholdings	28	608,158	50	—	608,236	—	608,236
Amortization of deferred compensation	—	11,643	—	—	11,643	—	11,643
Balance at June 30, 2026	$ 1,419	$ 11,739,908	$ 242,188	$ 38,896	$ 12,022,411	$ 206,247	$ 12,228,658

	Common stock	Additional paid-in capital	Accumulated earnings less dividends	Accumulated other comprehensive income (loss)	Total stockholders' equity	Noncontrolling interests	Total equity
Balance at December 31, 2024	$ 1,422	$ 11,314,116	$ 591,250	$ 34,304	$ 11,941,092	$ —	$ 11,941,092
Net income attributable to common stockholders	—	—	236,597	—	236,597	—	236,597
Loss on cash flow hedges, net	—	—	—	(3,597)	(3,597)	—	(3,597)
Cash flow hedge gains reclassified to earnings	—	—	—	(273)	(273)	—	(273)
Dividends declared to common stockholders ($1.75 per share)	—	—	(250,265)	—	(250,265)	—	(250,265)
Issuance of common stock, net of withholdings	1	(14,371)	(1,096)	—	(15,466)	—	(15,466)
Amortization of deferred compensation	—	8,195	—	—	8,195	—	8,195
Balance at March 31, 2025	$ 1,423	$ 11,307,940	$ 576,486	$ 30,434	$ 11,916,283	$ —	$ 11,916,283
Net income	—	—	268,665	—	268,665	1,190	269,855
Loss on cash flow hedges, net	—	—	—	(2,263)	(2,263)	—	(2,263)
Cash flow hedge gains reclassified to earnings	—	—	—	(570)	(570)	—	(570)
Issuance of DownREIT Units	—	—	—	—	—	222,653	222,653
Dividends declared to noncontrolling interests ($1.19 per share)	—	—	—	—	—	(1,264)	(1,264)
Dividends declared to common stockholders ($1.75 per share)	—	—	(249,610)	—	(249,610)	—	(249,610)
Issuance of common stock, net of withholdings	—	2,676	(6)	—	2,670	—	2,670
Amortization of deferred compensation	—	12,544	—	—	12,544	—	12,544
Balance at June 30, 2025	$ 1,423	$ 11,323,160	$ 595,535	$ 27,601	$ 11,947,719	$ 222,579	$ 12,170,298

See accompanying notes to Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(Dollars in thousands)

	For the six months ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$ 485,183	$ 506,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	466,079	449,618
Amortization of deferred financing costs and debt discount	7,235	6,280
Amortization of stock-based compensation	13,729	14,119
Equity in loss of, and return on, unconsolidated investments and noncontrolling interests, net of eliminations	7,249	6,666
Casualty and impairment loss	2,007	858
Abandonment of development pursuits, net of recoveries	11,025	7,237
Cash flow hedge gains reclassified to earnings	(961)	(843)
Gain on sale of real estate assets	(179,881)	(159,786)
Increase in accrued interest receivable	(14,626)	(12,605)
Increase in prepaid expenses and other assets	(7,907)	(23,264)
Decrease in accrued expenses, other liabilities, accrued interest payable and resident security deposits	(6,060)	(1,017)
Net cash provided by operating activities	783,072	793,715

Cash flows from investing activities:
Development/redevelopment of real estate assets including land acquisitions and deferred development costs	(650,896)	(549,366)
Acquisition of real estate assets, including partnership interest	—	(384,495)
Capital expenditures - existing real estate assets	(134,257)	(109,039)
Capital expenditures - non-real estate assets	(3,322)	(1,875)
Increase in payables for construction	21,318	15,665
Proceeds from sale of real estate, net of selling costs	330,378	228,058
Note receivable lending	(39,908)	(15,630)
Note receivable repayments	17,580	25
Distributions from unconsolidated entities and investment sale proceeds	180	—
Unconsolidated investments	(6,954)	(6,553)
Net cash used in investing activities	(465,881)	(823,210)

Cash flows from financing activities:
Issuance of common stock, net	609,806	3,377
Repurchase of common stock, net	(198,480)	—
Dividends paid	(498,794)	(492,646)
Net borrowings under unsecured credit facility and commercial paper	176,178	665,000
Repayments of mortgage notes payable, including prepayment penalties	(10,153)	(9,430)
Issuance of unsecured debt	—	450,000
Repayment of unsecured debt	(475,000)	(525,000)
Payment of deferred financing costs	(225)	(15,966)
Payments related to tax withholding for share-based compensation	(13,219)	(16,544)
Noncontrolling interests, joint venture and preferred equity transactions	(14,269)	(1,000)
Net cash (used in) provided by financing activities	(424,156)	57,791

Net (decrease) increase in cash, cash equivalents and restricted cash	(106,965)	28,296

Cash, cash equivalents and restricted cash, beginning of period	353,083	267,076
Cash, cash equivalents and restricted cash, end of period	$ 246,118	$ 295,372

Cash paid during the period for interest, net of amount capitalized	$ 138,050	$ 130,414

See accompanying notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported with the Condensed Consolidated Statements of Cash Flows (dollars in thousands):

	June 30, 2026	June 30, 2025
Cash and cash equivalents	$ 80,682	$ 102,825
Restricted cash	165,436	192,547
Cash, cash equivalents and restricted cash reported in the Condensed Consolidated Statements of Cash Flows	$ 246,118	$ 295,372

Supplemental disclosures of non-cash investing and financing activities:

During the six months ended June 30, 2026:

•
As described in Note 4, "Equity," the Company issued 234,445 shares of common stock as part of the Company's stock-based compensation plans, of which 123,221 shares related to the conversion of performance awards to shares of common stock, and the remaining 111,224 shares valued at $19,990,000 were issued in connection with new stock grants; 2,987 shares valued at $529,000 were issued through the Company's dividend reinvestment plan; 83,467 shares valued at $14,792,000 were withheld to satisfy employees' tax withholding and other liabilities; and 1,518 restricted shares with an aggregate value of $292,000 were forfeited.

•
Common stock and DownREIT Unit dividends declared but not paid totaled $254,748,000.

•
The Company recorded (i) a decrease to prepaid expenses and other assets of $13,754,000 and a corresponding adjustment to accumulated other comprehensive income; and (ii) reclassified $1,250,000 of cash flow hedge gains from other comprehensive income to interest expense, net, to record the impact of the Company's derivative and hedging activity.

During the six months ended June 30, 2025:

•
The Company issued 182,559 shares of common stock as part of the Company's stock-based compensation plans, of which 103,332 shares related to the conversion of performance awards to shares of common stock, and the remaining 79,227 shares valued at $17,546,000 were issued in connection with new stock grants; 1,691 shares valued at $353,000 were issued through the Company's dividend reinvestment plan; and 72,998 shares valued at $16,395,000 were withheld to satisfy employees' tax withholding and other liabilities.

•
The Company acquired six apartment communities, in the Dallas-Fort Worth metropolitan area, containing 1,844 apartment homes for $415,579,000, with the consideration comprised of a cash payment of $193,000,000 and the issuance of 1,059,995 units representing limited partnership interests (the “DownREIT Units”).

•
Common stock and DownREIT Unit dividends declared but not paid totaled $250,874,000.

•
The Company recorded (i) a decrease to prepaid expenses and other assets of $5,860,000 and a corresponding adjustment to accumulated other comprehensive income; and (ii) reclassified $843,000 of cash flow hedge gains from other comprehensive income to interest expense, net, to record the impact of the Company's derivative and hedging activity.

AVALONBAY COMMUNITIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Organization, Basis of Presentation and Significant Accounting Policies

Organization

AvalonBay Communities, Inc. (the "Company," which term, unless the context otherwise requires, refers to AvalonBay Communities, Inc. together with its subsidiaries) is a Maryland corporation that has elected to be treated as a real estate investment trust ("REIT") for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). The Company develops, redevelops, acquires, owns and operates multifamily communities in Boston, Massachusetts, the New York/New Jersey metro area, the Mid-Atlantic, Seattle, Washington, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado.

As of June 30, 2026, the Company owned or held a direct or indirect ownership interest in 322 apartment communities containing 99,072 apartment homes in 11 states and the District of Columbia, of which 27 communities were under construction. The Company also owned or held a direct or indirect ownership interest in land or rights to land on which the Company expects to develop an additional 31 communities that, if developed as expected, will contain an estimated 9,997 apartment homes.

Proposed Merger with Equity Residential

On May 20, 2026, the Company, Equity Residential, a Maryland real estate investment trust (“Equity Residential”), ERP Operating Limited Partnership, an Illinois limited partnership (the “ERP Operating Partnership”), and Canopy Merger Sub LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Equity Residential (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, (i) on the closing date but prior to the effective time (the “Effective Time”) of the Merger (as defined below), the Company will contribute certain assets set forth in an exhibit to the Merger Agreement (the “Asset Contribution”) in exchange for units of partnership interest in the ERP Operating Partnership that have, in the aggregate, a value equal to the fair market value of such contributed assets and (ii) following the Asset Contribution and at the Effective Time, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Equity Residential (the “Merger” and, together with the Asset Contribution and the other transactions contemplated by the Merger Agreement, the “Transactions”). At the Effective Time, each outstanding share of AvalonBay common stock will be converted into the right to receive 2.793 Equity Residential common shares (the “Exchange Ratio”), resulting in legacy Equity Residential shareholders and former AvalonBay stockholders owning approximately 49% and 51% of the combined company, respectively. The board of trustees and board of directors of both companies, as applicable, have each unanimously approved the Merger Agreement and the Transactions.

The Merger will be accounted for as a reverse acquisition under the business combination accounting rules in which Equity Residential is considered the legal acquirer because Equity Residential will issue common shares to AvalonBay stockholders, while AvalonBay is designated as the accounting acquirer based primarily on post-Merger relative ownership percentage and the composition of senior executive leadership. Consequently, Equity Residential’s historical assets and liabilities will be recorded at estimated fair value as of the closing date of the Merger, and the combined financial statements will present AvalonBay’s historical balances and results.

The Merger Agreement contains provisions granting each of AvalonBay and Equity Residential the right to terminate the Merger Agreement under specified circumstances. Upon a termination of the Merger Agreement, under certain circumstances, (i) Equity Residential may be required to pay AvalonBay a termination fee of the lesser of approximately $1,005,000,000 or the maximum amount that could be paid to AvalonBay without causing it to fail to meet the REIT requirements for such year, or (ii) AvalonBay may be required to pay Equity Residential a termination fee of the lesser of approximately $1,070,000,000 or the maximum amount that could be paid to Equity Residential without causing it to fail to meet the REIT requirements for such year.

Following the closing of the Merger, the combined company will operate under a new name and will maintain dual headquarters in Chicago, Illinois and Arlington, Virginia. The Transactions are expected to be completed in the second half of 2026, subject to reciprocal shareholder approvals and other customary closing conditions.

Basis of Presentation

The interim unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements required by GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited financial statements should be read in conjunction with the financial statements and notes included in this Form 8-K. The results of operations for the three and six months ended June 30, 2026 are not necessarily indicative of the operating results for the full year. Management believes the disclosures are adequate to ensure the information presented is not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal, recurring adjustments necessary for a fair presentation of the financial statements for the interim periods, have been included.

Principles of Consolidation

The accompanying Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries, certain joint venture partnerships, subsidiary partnerships structured as DownREITs, and any variable interest entities that qualify for consolidation. All significant intercompany balances and transactions have been eliminated in consolidation.

Noncontrolling Interests

The Company classifies the carrying value of the DownREIT Units as noncontrolling interests, as the units may be redeemed by unitholders on or after April 30, 2026 for cash or common stock at the Company's election. Net income and comprehensive income is allocated to the DownREIT Units pro-rata based on the weighted average proportion of DownREIT Units to the weighted average combined total of outstanding common stock, participating securities, and DownREIT Units for the period.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents includes all cash and liquid investments with an original maturity of three months or less from the date acquired. Restricted cash includes principal reserve funds that are restricted for the repayment of specified secured financing, amounts the Company has designated for planned 1031 exchange activity and resident security deposits. The majority of the Company's cash, cash equivalents and restricted cash are held at major commercial banks.

Earnings per Common Share

Basic earnings per common share is computed by dividing net income attributable to common stockholders by the weighted average number of shares outstanding during the period. All outstanding unvested restricted share awards contain rights to non-forfeitable dividends and participate in undistributed earnings with common stockholders and, accordingly, are considered participating securities that are included in the two-class method of computing basic earnings per common share. Both the unvested restricted shares and other potentially dilutive common shares, and the related impact to earnings, are considered when calculating earnings per common share on a diluted basis. Diluted earnings per common share was computed using the treasury stock method for performance awards, options, participating securities and forward contracts, and using the if-converted method for DownREIT Units. The Company's earnings per common share are determined as follows (dollars in thousands, except per share data):

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Basic and diluted shares outstanding
Weighted average common shares - basic	140,555,264	142,195,859	140,052,487	142,154,571
Effect of dilutive securities	1,279,505	1,096,447	1,271,292	734,861
Weighted average common shares - diluted	141,834,769	143,292,306	141,323,779	142,889,432

Calculation of Earnings per Common Share - basic
Net income attributable to common stockholders	$ 155,720	$ 268,665	$ 481,450	$ 505,262
Net income allocated to unvested restricted shares	(327)	(497)	(984)	(942)
Net income attributable to common stockholders - basic	$ 155,393	$ 268,168	$ 480,466	$ 504,320

Weighted average common shares - basic	140,555,264	142,195,859	140,052,487	142,154,571

Earnings per common share - basic	$ 1.11	$ 1.89	$ 3.43	$ 3.55

Calculation of Earnings per Common Share - diluted
Net income attributable to common stockholders	$ 155,720	$ 268,665	$ 481,450	$ 505,262
Net income attributable to DownREIT unitholders in consolidated partnerships	1,173	1,190	3,733	1,190
Net income - diluted	$ 156,893	$ 269,855	$ 485,183	$ 506,452

Weighted average common shares - diluted	141,834,769	143,292,306	141,323,779	142,889,432

Earnings per common share - diluted	$ 1.11	$ 1.88	$ 3.43	$ 3.54

Certain options to purchase shares of common stock in the amounts of 42,582, forward contracts to sell shares of common stock in the amounts of 920,000, and unvested performance awards in the amounts of 96,506 as of June 30, 2026 were not included in the computation of diluted earnings per common share because they were anti-dilutive for the period. Certain options to purchase shares of common stock in the amounts of 19,266, forward contracts to sell shares of common stock in the amounts of 4,047,113, and unvested performance awards in the amount of 42,790 as of June 30, 2025 were not included in the computation of diluted earnings per common share because they were anti-dilutive for the period.

Derivative Instruments and Hedging Activities

The Company enters into interest rate swap and interest rate cap agreements (collectively, "Hedging Derivatives") for interest rate risk management purposes and in conjunction with certain variable rate secured debt to satisfy lender requirements. The Company does not enter into Hedging Derivatives for trading or other speculative purposes. The Company assesses the effectiveness of qualifying hedges, both at inception and on an ongoing basis. The fair values of Hedging Derivatives that are in an asset position are recorded in prepaid expenses and other assets and the fair values of Hedging Derivatives that are in a liability position are included in accrued expenses and other liabilities on the accompanying Condensed Consolidated Balance Sheets. Fair value changes for derivatives that are not in qualifying hedge relationships are reported as a component of interest expense, net on the accompanying Condensed Consolidated Statements of Operations. For the Hedging Derivatives that qualify as effective cash flow hedges, the Company records the cumulative changes in the Hedging Derivatives' fair value in accumulated other comprehensive income on the accompanying Condensed Consolidated Statements of Comprehensive Income. Amounts recorded in accumulated other comprehensive income will be reclassified into earnings in the periods in which earnings are affected by the hedged cash flow. The effective portion of the change in fair value of the Hedging Derivatives that qualify as effective fair value hedges is reported as an adjustment to the carrying amount of the corresponding hedged item. Receipts or payments associated with the gains and losses on the Company’s cash flow hedges of future fixed rate debt issuances are presented as a component of cash flows from financing activities in the period the hedges are terminated and the receipt or payments for the Company’s cash flow hedges of interest on variable rate debt are presented as a component of cash flows from operating activities. Payments for derivatives that are not designated in hedging relationships are presented as a component of cash flows from operating activities. See Note 11, “Fair Value,” for further discussion of derivative financial instruments.

Acquisitions of Investments in Real Estate

The Company accounts for real estate acquisitions as either an asset acquisition or a business combination. Under either model, the Company identifies and determines the fair value of any assets acquired, liabilities assumed and any noncontrolling interest in the acquiree. Typical assets acquired and liabilities assumed include land, building, furniture, fixtures and equipment, debt and identified intangible assets and liabilities, consisting of the value of above or below market leases and in-place leases. The Company utilizes various sources to determine fair value, including its own analysis of recently acquired and existing comparable properties in its portfolio and other market data. Consideration for acquisitions is typically in the form of cash unless otherwise disclosed. For a business combination, the Company records the assets acquired and liabilities assumed based on the fair value of each respective item. For an asset acquisition, the purchase price is allocated based on the relative fair value of the net assets. The Company expenses all applicable acquisition costs for a business combination and capitalizes all applicable acquisition costs for an asset acquisition. The Company expects that acquisitions of individual operating communities will generally be asset acquisitions.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to amounts in prior years' financial statements and notes to the financial statements to conform to current year presentations as a result of changes in held for sale classification, disposition activity and segment classification.

Leases

The Company is party to leases as both a lessor and a lessee, primarily as follows:

•
lessor of residential and commercial space within its apartment communities; and
•
lessee under (i) ground leases for land underlying current operating or development communities and certain commercial and parking facilities and (ii) office leases for its corporate headquarters and regional offices.

Lessee Considerations

The Company assesses whether a contract is or contains a lease based on whether the contract conveys the right to control the use of an identified asset, including specified portions of larger assets, for a period of time in exchange for consideration.

The Company’s leases include both fixed and variable lease payments that are based on an index or rate such as the consumer price index (CPI) or percentage rents based on total sales. Variable lease payments are generally not included in the lease liability, but recognized as variable lease expense in the period in which they are incurred.

For leases that have options to extend the term or terminate the lease early, the Company only factored the impact of such options into the lease term if the option was considered reasonably certain to be exercised. The Company determines the discount rate associated with its ground and office leases on a lease-by-lease basis using the Company’s actual borrowing rates as well as indicative market pricing for longer term rates and taking into consideration the remaining term of the lease agreements. For leases that are 12 months or less, the Company elected the practical expedient to not recognize the lease asset and liability.

Lessor Considerations

The Company's residential and commercial leases at its apartment communities are operating leases. For leases that include rent concessions and/or fixed and determinable rent increases, rental income is recognized on a straight-line basis over the noncancellable term of the lease, which, for residential leases, is generally one year. Some of the Company’s commercial leases have renewal options which the Company will only include in the lease term if, at the commencement of the lease, it is reasonably certain that the lessee will exercise this option.

For the Company’s leases, which are comprised of a lease component and common area maintenance as a non-lease component, the Company determined that (i) the leases are operating leases, (ii) the lease component is the predominant component and (iii) all components of its operating leases share the same timing and pattern of transfer.

Revenue and Gain Recognition

The Company recognizes revenue for the transfer of goods and services to customers for consideration that the Company expects to receive. The majority of the Company’s revenue is derived from residential and commercial rental and other lease income, which are accounted for as discussed above, under "Leases." The Company's revenue streams that are not accounted for as residential and commercial rental and other lease income include (i) management, development and other fees, (ii) non-lease related revenue and (iii) gains or losses on the sale of real estate.

The following table details the Company’s revenue disaggregated by reportable operating segment, further discussed in Note 8, “Segment Reporting,” for the three and six months ended June 30, 2026 and 2025. Segment information for total revenue excludes real estate assets that were sold from January 1, 2025 through June 30, 2026, or otherwise qualify as held for sale as of June 30, 2026, as described in Note 6, "Real Estate Disposition Activities" (dollars in thousands):

	Same Store	Other Stabilized	Development/ Redevelopment	Non- allocated (1)	Total
For the three months ended June 30, 2026
Management, development and other fees and other ancillary items	$ —	$ —	$ —	$ 1,782	$ 1,782
Non-lease related revenue (2)	2,938	1,661	194	—	4,793
Total non-lease revenue	2,938	1,661	194	1,782	6,575

Lease income (3)	713,370	32,236	24,017	—	769,623

Total revenue	$ 716,308	$ 33,897	$ 24,211	$ 1,782	$ 776,198

For the three months ended June 30, 2025
Management, development and other fees and other ancillary items	$ —	$ —	$ —	$ 1,594	$ 1,594
Non-lease related revenue (2)	2,716	1,520	73	—	4,309
Total non-lease revenue	2,716	1,520	73	1,594	5,903

Lease income (3)	701,671	20,129	8,827	—	730,627

Total revenue	$ 704,387	$ 21,649	$ 8,900	$ 1,594	$ 736,530

	Same Store	Other Stabilized	Development/ Redevelopment	Non- allocated (1)	Total
For the six months ended June 30, 2026
Management, development and other fees and other ancillary items	$ —	$ —	$ —	$ 3,615	$ 3,615
Non-lease related revenue (2)	5,230	3,217	372	—	8,819
Total non-lease revenue	5,230	3,217	372	3,615	12,434

Lease income (3)	1,420,939	64,547	42,602	—	1,528,088

Total revenue	$ 1,426,169	$ 67,764	$ 42,974	$ 3,615	$ 1,540,522

For the six months ended June 30, 2025
Management, development and other fees and other ancillary items	$ —	$ —	$ —	$ 3,336	$ 3,336
Non-lease related revenue (2)	4,915	2,885	119	—	7,919
Total non-lease revenue	4,915	2,885	119	3,336	11,255

Lease income (3)	1,398,938	28,774	16,701	—	1,444,413

Total revenue	$ 1,403,853	$ 31,659	$ 16,820	$ 3,336	$ 1,455,668

______________________________

(1)
Represents third-party property management, developer fees and miscellaneous income and other ancillary items which are not allocated to a reportable segment.

(2)
Amounts include revenue streams related to leasing activities that are not considered components of a lease, and revenue streams not related to leasing activities including, but not limited to, application fees, renters insurance fees and vendor revenue sharing.
(3)
Represents residential and commercial rental and other lease income, as discussed above, under "Leases."

Due to the nature and timing of the Company’s identified revenue streams, there were no material amounts of outstanding or unsatisfied performance obligations as of June 30, 2026.

Uncollectible Lease Revenue Reserves

The Company recorded an aggregate offset to income for uncollectible lease revenue, net of amounts received from government rent relief programs, for its residential and commercial portfolios of $10,853,000 and $11,806,000 for the three months ended June 30, 2026 and 2025, respectively, and $21,496,000 and $23,880,000 for the six months ended June 30, 2026 and 2025, respectively.

Recently Issued and Adopted Accounting Standards

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires the disaggregation for certain expenses presented on the face of an entity’s income statement in the entity's disclosures. Additionally, it requires the disclosure of selling expenses and descriptions of amounts not separately disaggregated. The new standard will be effective for annual reporting periods beginning January 1, 2027, and interim reporting periods beginning January 1, 2028. The Company is assessing the standard and does not expect it to have a material effect on the Company’s consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, Targeted Improvements to the Accounting for Internal-Use Software, which updates the accounting for software implementation and development, specifically with respect to cost capitalization. The amendments replace the former model which considered prescriptive and sequential software development stages with an approach that is focused on management authorization and probability that the project will be completed and used for its intended purpose. The new standard will be effective for annual reporting periods beginning January 1, 2027, and interim reporting periods within those annual periods. The Company is assessing the standard and does not expect it to have a material effect on the Company's financial position or results of operations.

2. Interest Capitalized

The Company capitalizes interest during the development and redevelopment of real estate assets. Capitalized interest associated with the Company's development and redevelopment activities totaled $15,930,000 and $11,904,000 for the three months ended June 30, 2026 and 2025, respectively, and $30,487,000 and $22,383,000 for the six months ended June 30, 2026 and 2025, respectively.

3. Debt

The Company's debt, which consists of unsecured notes, the variable rate term loan (the "Term Loan"), mortgage notes payable, the Credit Facility and Commercial Paper, each as defined below, as of June 30, 2026 and December 31, 2025 is summarized below. The following amounts and discussion do not include the mortgage notes related to the communities classified as held for sale, if any, as of June 30, 2026 and December 31, 2025, as shown in the accompanying Condensed Consolidated Balance Sheets (dollars in thousands) (see Note 6, "Real Estate Disposition Activities"). The weighted average interest rates in the following table for secured and unsecured debt include financing costs, including debt issuance costs as well as credit enhancement and trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

	June 30, 2026		December 31, 2025

Fixed rate unsecured debt (1)	$ 7,450,000	3.6%	$ 7,925,000	3.6%
Fixed rate mortgage notes payable—conventional and tax-exempt	332,049	3.9%	332,602	3.9%
Variable rate mortgage notes payable—conventional and tax-exempt	380,950	4.3%	390,550	4.0%
Total mortgage notes payable and unsecured debt	8,162,999	3.7%	8,648,152	3.6%
Credit Facility	—	—%	—	—%
Commercial paper	916,100	4.0%	740,000	4.0%
Total principal outstanding	9,079,099	3.7%	9,388,152	3.7%
Less deferred financing costs and debt discount (2)	(54,319)		(59,600)
Total	$ 9,024,780		$ 9,328,552

_____________________________________

(1)
Includes the $550,000 Term Loan that has been swapped to an effective fixed rate of 4.44% using interest rate hedges.
(2)
Excludes deferred financing costs associated with the Credit Facility and Commercial Paper, which are included in Prepaid expenses and other assets on the accompanying Condensed Consolidated Balance Sheets.

The Company has a $2,500,000,000 revolving variable rate unsecured credit facility with a syndicate of banks (the "Credit Facility") which matures in April 2030. The interest rate that would be applicable to borrowings under the Credit Facility was 4.39% at June 30, 2026 and was composed of (i) the Secured Overnight Financing Rate ("SOFR"), applicable to the period of borrowing for a particular draw of funds from the Credit Facility (e.g., one month to maturity, three months to maturity, etc.), plus (ii) the current borrowing spread to SOFR of 0.705% per annum, assuming a daily SOFR borrowing rate. The borrowing spread to SOFR can vary from SOFR plus 0.65% to SOFR plus 1.40% based upon the rating of the Company's unsecured senior notes. There is also an annual facility commitment fee of 0.12% of the borrowing capacity under the Credit Facility, which can vary from 0.10% to 0.30% based upon the rating of the Company's unsecured senior notes. The Credit Facility contains a sustainability-linked pricing component which provides for interest rate margin and commitment fee reductions or increases related to certain environmental sustainability targets, specifically greenhouse gas emission reductions, with the adjustment determined annually. The annual determination under the sustainability-linked pricing component occurred in July 2025, maintaining reductions of approximately 0.02% to the interest rate margin and 0.005% to the commitment fee due to the Company's achievement of sustainability targets.

The Company has an unsecured commercial paper note program (the “Commercial Paper Program”) with a maximum amount of commercial paper notes that can be outstanding at any one time not to exceed $1,000,000,000. Under the terms of the Commercial Paper Program, the Company may issue unsecured commercial paper notes with maturities of less than one year. The Commercial Paper Program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the Commercial Paper Program.

The availability under the Company's Credit Facility as of June 30, 2026 and December 31, 2025 was as follows (dollars in thousands):

	June 30, 2026	December 31, 2025

Credit Facility commitment	$ 2,500,000	$ 2,500,000
Credit Facility outstanding	—	—
Commercial paper outstanding	(916,100)	(740,000)
Letters of credit outstanding (1)	(864)	(864)
Total Credit Facility available	$ 1,583,036	$ 1,759,136

_____________________________________

(1)
In addition, the Company had $60,627 and $52,584 outstanding in additional letters of credit unrelated to the Credit Facility as of June 30, 2026 and December 31, 2025, respectively.

In May 2026, the Company repaid $475,000,000 of its 2.95% unsecured notes at par upon maturity.

In the aggregate, secured notes payable mature at various dates from March 2027 through July 2066, and are secured by certain apartment communities with a net carrying value of $1,190,937,000, excluding communities classified as held for sale, if any, as of June 30, 2026.

Scheduled payments and maturities of secured notes payable and unsecured debt outstanding at June 30, 2026 were as follows (dollars in thousands):

Year	Secured notes principal payments and maturities	Unsecured debt maturities	Stated interest rate of unsecured debt
2026	1,658	300,000	2.90%
2027	248,859	400,000	3.35%
2028	13,902	450,000	3.20%
		400,000	1.90%
2029	126,262	450,000	3.30%
		550,000	SOFR + 0.78%
2030	3,300	700,000	2.30%
		400,000	4.35%
2031	3,500	600,000	2.45%
2032	4,000	700,000	2.05%
2033	5,000	350,000	5.00%
		400,000	5.30%
2034	10,900	400,000	5.35%
2035	13,400	400,000	5.00%
Thereafter	282,218	350,000	3.90%
		300,000	4.15%
		300,000	4.35%
	$ 712,999	$ 7,450,000

The Company was in compliance at June 30, 2026 with customary covenants under the Credit Facility, the Term Loan and the indentures under which the unsecured notes were issued.

4. Equity

As of June 30, 2026 and December 31, 2025, the Company's charter had authorized for issuance a total of 280,000,000 shares of common stock and 50,000,000 shares of preferred stock.

During the six months ended June 30, 2026, the Company:

i.
issued 2,444 shares of common stock in connection with stock options exercised;
ii.
issued 2,987 shares of common stock through the Company's dividend reinvestment plan;
iii.
issued 234,445 shares of common stock in connection with restricted stock grants and the conversion of performance awards to shares of common stock;
iv.
issued 10,355 shares of common stock through the Employee Stock Purchase Plan;
v.
issued 2,760,000 shares of common stock through the settlement of equity forward contracts;
vi.
withheld 83,467 shares of common stock to satisfy employees' tax withholding and other liabilities;
vii.
canceled 1,518 shares of restricted common stock upon forfeiture; and
viii.
repurchased 1,130,336 shares of common stock through the 2025 Stock Repurchase Program and 2026 Stock Repurchase Program, discussed below.

Deferred compensation related to the Company's stock option, performance award and restricted stock grants does not impact the Company's Condensed Consolidated Financial Statements until recognized as compensation cost.

The Company has a continuous equity program (the "CEP") under which the Company may sell (and/or enter into forward sale agreements for the sale of) up to $1,000,000,000 of its common stock from time to time. During the three and six months ended June 30, 2026 and 2025, the Company had no sales under the CEP. In connection with the pending Merger, the CEP was suspended as of the date of the Merger Agreement.

In addition to the CEP, during the year ended December 31, 2024, the Company completed an underwritten public offering pursuant to which it entered into forward contracts to sell 3,680,000 shares of common stock at a discount to the closing price of $226.52 per share for net proceeds of $808,606,000 based on the initial forward price. During the three months ended June 30, 2026, the Company partially settled the outstanding forward contracts, issuing 2,760,000 shares of common stock at $220.08 per share for proceeds of $607,433,000. See Note 12, "Subsequent Events," for further discussion of equity activity subsequent to June 30, 2026.

In February 2026, the Company terminated its then-existing stock repurchase program (the "2025 Stock Repurchase Program") and adopted a new stock repurchase program under which the Company may acquire shares of its common stock in open market or negotiated transactions up to an aggregate purchase price of $1,000,000,000 (the "2026 Stock Repurchase Program"). Purchases of common stock under the 2026 Stock Repurchase Program may occur from time to time at the Company’s discretion. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The 2026 Stock Repurchase Program does not have an expiration date and may be suspended or terminated at any time without prior notice. During the six months ended June 30, 2026, the Company repurchased 1,130,336 shares of common stock at an average price of $175.59 per share, including fees, for a total of $198,480,000 under the 2025 Stock Repurchase Program and the 2026 Stock Repurchase Program. In connection with the pending Merger, the 2026 Stock Repurchase Program was suspended as of the date of the Merger Agreement.

5. Investments

Structured Investment Program

The Company operates a Structured Investment Program (the "SIP"), an investment platform through which the Company provides mezzanine loans or preferred equity to third-party multifamily developers. During the three months ended June 30,

2026, the Company entered into one new SIP commitment, agreeing to provide an aggregate investment of up to $15,000,000 in a multifamily development project in Metro NY/NJ. During the six months ended June 30, 2026, the Company received full repayment of $17,580,000 which includes principal and interest for one mezzanine loan. As of June 30, 2026, the Company had nine commitments to fund up to $241,785,000 in the aggregate with a weighted average rate of return of 11.8% and a weighted average final maturity date of November 2028. As of June 30, 2026, the Company had funded $237,774,000 of these commitments and recognized interest income, exclusive of expected credit losses, of $7,806,000 and $6,689,000 for the three months ended June 30, 2026 and 2025, respectively, and $15,022,000 and $12,820,000 for the six months ended June 30, 2026 and 2025, respectively, from the SIP. Interest income and any change in the expected credit loss are included as a component of Structured Investment Program interest income on the accompanying Condensed Consolidated Statements of Operations.

The Company evaluates each SIP commitment to determine the classification as a loan or an investment in a real estate development project. As of June 30, 2026, all of the SIP commitments are classified as loans. The Company includes amounts outstanding under the SIP as a component of prepaid expenses and other assets on the accompanying Condensed Consolidated Balance Sheets. The Company evaluates the credit risk for each commitment on an ongoing basis, estimating the reserve for credit losses using relevant available information from internal and external sources. Market-based historical credit loss data provides the basis for the estimation of expected credit losses, with adjustments, if necessary, for differences in current commitment-specific risk characteristics, such as the amount of equity capital provided by a borrower, amount of senior debt secured by the project, nature of the real estate being developed or other factors.

Unconsolidated Investments

As of June 30, 2026, the Company had investments in four unconsolidated entities with real estate holdings, with ownership interests ranging from 20.0% to 28.6%, coupled with other unconsolidated investments including third-party property technology and sustainability focused companies and investment management funds.

The Arts District joint venture, in which the Company holds a 25% ownership interest, owns one apartment community that is subject to a mortgage loan with an outstanding balance of $162,911,000 as of June 30, 2026. The Company has provided the lender a partial payment guarantee for 25% of the loan's maximum borrowing capacity. Any amounts payable under the 25% loan guarantee by the Company are obligations of the joint venture partners in proportion to their ownership interest, and in the event the Company is obligated to perform under its loan guarantee, its joint venture partner is obligated to reimburse the Company for 75% of amounts paid.

The Company accounts for its unconsolidated investments under the equity method of accounting, net asset value or the measurement alternative with the carrying amount of the investment adjusted to fair value when there is an observable transaction for the same or similar investment of the same issuer indicating a change in fair value. The significant accounting policies of the unconsolidated investments are consistent with those of the Company in all material respects. Certain of these investments are subject to various buy‑sell provisions or other rights which are customary in real estate joint venture agreements. The Company and its partners in these entities may initiate these provisions to either sell the Company's interest or acquire the interest from the Company's joint venture partner.

Expensed Transaction, Development and Other Pursuit Costs

The Company capitalizes costs associated with its development activities to the basis of land held when future development is probable, or if the Company has either not yet acquired the land or if the project is subject to a leasehold interest, the costs are capitalized as deferred development costs ("Development Rights"). Future development of these Development Rights is dependent upon various factors, including zoning and regulatory approval, rental market conditions, construction costs and the availability of capital. Costs incurred for pursuits for which future development is not yet considered probable are expensed as incurred. If the Company determines a Development Right is no longer probable, the Company recognizes any necessary expense to write down its basis. The Company assesses its portfolio of land held for development and land held for investment for impairment if the intent of the Company changes with respect to either the development of, or the expected holding period for, the land. The Company incurred expense of $7,609,000 and $2,493,000 for the three months ended June 30, 2026 and 2025, respectively, and $11,025,000 and $7,237,000 for the six months ended June 30, 2026 and 2025, respectively, for expensed development and other pursuit costs, net of recoveries, which include development pursuits that were not yet probable of future development at the time incurred, or for pursuits that we determined were no longer probable of being developed. The amount for the three and six months ended June 30, 2026 includes a write-off of $4,545,000 for one development opportunity that the Company determined was no longer probable. The amount for the six months ended June 30, 2025 includes a write-off of $3,668,000 for one development opportunity that the Company determined was no longer probable. In addition, the Company incurred costs of $12,367,000 during the three and six months ended June 30, 2026 related to the proposed Merger with Equity Residential. See Note 1, "Organization, Basis of Presentation and Significant Accounting Policies," for more information on the Merger. These costs are included in expensed transaction, development and other pursuit costs, net of recoveries on the accompanying Condensed Consolidated Statements of Operations. These costs can vary greatly, and the costs incurred in any given period may be significantly different in future periods.

Long-Lived Assets Casualty Loss

For the six months ended June 30, 2026, the Company recognized $4,619,000 of expense from property damage at certain of the Company's communities, reported as casualty and impairment loss on the accompanying Condensed Consolidated Statements of Operations. For the three and six months ended June 30, 2025, the Company recognized $858,000 for the property damage to one of the Company's communities, reported as casualty and impairment loss on the accompanying Condensed Consolidated Statements of Operations. The expense for the six months ended June 30, 2026 relates to damage from a water pipe break at a community in New Jersey and damage at communities throughout the portfolio from winter storms. The expense for the three and six months ended June 30, 2025 relates to damage from a water pipe break at a community in Massachusetts.

6. Real Estate Disposition Activities

The following real estate sales occurred during the six months ended June 30, 2026 (dollars in thousands):

Community name	Location	Period of sale	Apartment homes	Gross sales price	Gain on disposition (1)	Commercial square feet
Avalon Sunset Towers	San Francisco, CA	Q1 2026	243	$ 105,000	$ 85,567	—
Avalon White Plains	White Plains, NY	Q1 2026	407	166,000	84,408	—
Avalon The Albemarle	Washington D.C.	Q1 2026	234	69,750	9,713	1,000
Total			884	$ 340,750	$ 179,688	1,000

_________________________________

(1) Gain on disposition was reported in gain on sale of communities on the accompanying Condensed Consolidated Statements of Operations.

At June 30, 2026, the Company had one real estate asset that qualified as held for sale.

7. Commitments and Contingencies

Legal Contingencies

The Company recognizes a loss associated with contingent legal matters when the loss is probable and estimable.

In 2022 and early 2023, the Company was named as a defendant in cases brought by private litigants alleging antitrust violations by RealPage, Inc. and owners and/or operators of multifamily housing which utilize revenue management systems provided by RealPage, Inc. The Company engaged with the plaintiffs' counsel to explain why it believed that these cases were without merit as they pertained to the Company. Following these discussions, the plaintiffs filed a notice of voluntary dismissal in July 2023, which resulted in the Company being dismissed without prejudice from these cases. Subsequently, on November 1, 2023, the District of Columbia filed a lawsuit in the Superior Court of the District of Columbia against RealPage, Inc. and a number of owners and/or operators of multifamily housing in the District of Columbia, including the Company, alleging that the defendants violated the District of Columbia Antitrust Act by unlawfully agreeing to use RealPage, Inc. revenue management systems and sharing sensitive data (the “D.C. Antitrust Litigation”). The court has denied the Company's motions to dismiss and for judgment on the pleadings. See Note 12, "Subsequent Events," for further discussion of the D.C. Antitrust Litigation.

On January 15, 2025, the Office of the Attorney General of the State of Maryland filed a lawsuit similar to the D.C. Antitrust Litigation in the Circuit Court for Prince George’s County, Maryland in which RealPage, Inc. and a number of owners and/or operators of multifamily properties in Maryland, including the Company, have been named and alleged to have violated state antitrust law (the “Maryland Antitrust Litigation”). On February 28, 2025, the Company filed a motion to dismiss. Maryland filed an amended complaint on June 5, 2026, and, on June 29, 2026, the court denied as moot the Company’s motion to dismiss the original complaint due to Maryland’s amended complaint.

On April 23, 2025, the Attorney General of the State of New Jersey and the New Jersey Division of Consumer Affairs filed a lawsuit similar to the D.C. Antitrust Litigation and the Maryland Antitrust Litigation in the U.S. District Court for the District of New Jersey. The lawsuit alleges that RealPage, Inc. and a number of owners and/or operators of multifamily properties in New Jersey, including the Company, violated federal and state antitrust laws and the state consumer fraud law (the “New Jersey Antitrust Litigation”) by unlawfully agreeing to use RealPage, Inc. revenue management systems and other related actions. On July 29, 2025, the Company filed a motion to dismiss. On March 31, 2026, the court granted without prejudice the Company’s motion with respect to the federal and state antitrust claims but denied it with respect to the state consumer fraud claim. On April 14, 2026, the Company filed a motion to reconsider the court’s ruling on the Company’s motion to dismiss the New Jersey Antitrust Litigation insofar as it did not dismiss the remaining state consumer fraud claim.

While the Company intends to vigorously defend against the D.C. Antitrust Litigation, the Maryland Antitrust Litigation and the New Jersey Antitrust Litigation, the Company is unable to predict the outcome or estimate the amount of loss, if any, that may result from the lawsuits.

The Company is involved in various other claims and/or administrative proceedings that arise in the ordinary course of its business. While no assurances can be given, the Company does not currently believe that any of these other outstanding litigation matters, individually or in the aggregate, will have a material adverse effect on its financial condition or results of operations.

Lease Obligations

The Company owns seven apartment communities, two commercial properties and one development community located on land subject to ground leases expiring between July 2046 and May 2123. The Company has purchase options for all ground leases expiring prior to 2062. The ground leases for six of the seven apartment communities, the two commercial properties and one development community are operating leases, with rental expense recognized on a straight-line basis over the lease term. In addition, the Company is party to 15 leases for its corporate and regional offices with varying terms through December 2033, all of which are operating leases. During the six months ended June 30, 2026, the Company did not enter into any new ground leases.

The ground lease for the development community includes a completion guaranty that obligates the Company to complete construction of the community and certain off-site infrastructure improvements prior to May 2030. The Company expects to complete construction in Q1 2029 for an estimated total capital cost of $302,000,000.

As of June 30, 2026 and December 31, 2025, the Company had total operating lease assets of $116,712,000 and $119,888,000, respectively, and lease obligations of $142,601,000 and $145,319,000, respectively, reported as components of right of use lease assets and lease liabilities, respectively, on the accompanying Condensed Consolidated Balance Sheets. The Company incurred costs of $3,842,000 and $3,836,000 for the three months ended June 30, 2026 and 2025, respectively, and $7,766,000 and $7,771,000 for the six months ended June 30, 2026 and 2025, respectively, related to operating leases.

The Company has one apartment community located on land subject to a ground lease and four leases for portions of parking garages adjacent to apartment communities that are finance leases. As of June 30, 2026 and December 31, 2025, the Company had total finance lease assets of $27,429,000 and $27,649,000, respectively, and total finance lease obligations of $19,843,000 and $19,881,000, respectively, reported as components of right of use lease assets and lease liabilities on the accompanying Condensed Consolidated Balance Sheets.

8. Segment Reporting

The Company's reportable operating segments include Same Store, Other Stabilized and Development/Redevelopment. Annually as of January 1, the Company determines which of its communities fall into each of these categories and generally maintains that classification throughout the year for the purpose of reporting segment operations, unless disposition or redevelopment plans regarding a community change. In addition, the Company owns land for future development and has other corporate assets that are not allocated to an operating segment.

The Company's segment disclosures present the measure(s) used by the Chief Operating Decision Maker ("CODM") for assessing each segment's performance. The Company's CODM is comprised of several members of its executive management team, including its Chief Executive Officer and President, Chief Financial Officer, Chief Investment Officer, Chief Operating Officer, and Executive Vice President- Portfolio and Asset Management. The CODM uses net operating income ("NOI") as the primary financial measure for Same Store communities and Other Stabilized communities. NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), property management and other indirect operating expenses, net of corporate income, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from unconsolidated investments, Structured Investment Program interest income, depreciation expense, income tax expense (benefit), casualty and impairment loss, gain on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The CODM evaluates the Company's financial performance on a consolidated residential and commercial basis. The commercial results attributable to the non-apartment components of the Company's mixed-use communities and other nonresidential operations represent 1.4% of total NOI for both the three months ended June 30, 2026 and 2025 and 1.5% and 1.7% of total NOI for the six months ended June 30, 2026 and 2025, respectively. Although the Company considers NOI a useful measure of a community's or communities' operating performance, NOI should not be considered an alternative to net income or net cash flow from operating activities, as determined in accordance with GAAP. NOI excludes a number of income and expense categories as detailed in the reconciliation of NOI to net income and consistent with how the Company's CODM evaluates total NOI.

A reconciliation of NOI to net income for the three and six months ended June 30, 2026 and 2025 is as follows (dollars in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Net income	$ 156,893	$ 269,855	$ 485,183	$ 506,452
Property management and other indirect operating expenses, net of corporate income	38,483	38,153	76,583	74,254
Expensed transaction, development and other pursuit costs, net of recoveries	19,976	2,493	23,392	7,237
Interest expense, net	70,070	64,801	141,559	124,665
General and administrative expense	27,137	22,997	49,214	42,777
(Income) loss from unconsolidated investments	(7,647)	1,052	(1,120)	2,051
Structured Investment Program interest income	(7,704)	(6,937)	(15,185)	(13,050)
Depreciation expense	232,975	231,730	466,079	449,618
Income tax expense (benefit)	70	(531)	(224)	(647)
Casualty and impairment loss	—	858	4,619	858
Loss (gain) on sale of communities, net	338	(99,457)	(179,574)	(155,926)
Other real estate activity	(223)	(3,637)	(307)	(3,792)
Net operating income from real estate assets sold or held for sale	(1,124)	(15,631)	(4,516)	(33,379)
Net operating income	$ 529,244	$ 505,746	$ 1,045,703	$ 1,001,118

The following is a summary of NOI from real estate assets sold or held for sale for the periods presented (dollars in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Rental income from real estate assets sold or held for sale	$ 1,570	$ 23,665	$ 7,525	$ 50,407
Operating expenses from real estate assets sold or held for sale	(446)	(8,034)	(3,009)	(17,028)
Net operating income from real estate assets sold or held for sale	$ 1,124	$ 15,631	$ 4,516	$ 33,379

The primary performance measure for communities under development or redevelopment depends on the stage of completion. While under development, management monitors actual construction costs against budgeted costs as well as lease-up pace and rent levels compared to budget.

The following table details the Company's segment information as of the dates specified (dollars in thousands). The segments are classified based on the individual community's status at January 1, 2026. Segment information for the three and six months ended June 30, 2026 and 2025 has been adjusted to exclude the real estate assets that were sold from January 1, 2025 through June 30, 2026, or otherwise qualify as held for sale as of June 30, 2026, as described in Note 6, "Real Estate Disposition Activities."

	For the three months ended June 30, 2026
	Same Store	Other Stabilized	Development / Redevelopment	Total (1) (2)
Total Revenue	$ 716,308	$ 33,897	$ 24,211	$ 774,416
Same Store Operating Expense
Property Taxes	(82,021)			(82,021)
Payroll	(40,582)			(40,582)
Repairs & Maintenance	(40,975)			(40,975)
Utilities	(27,499)			(27,499)
Office Operations	(15,031)			(15,031)
Insurance	(11,343)			(11,343)
Marketing	(5,002)			(5,002)
Same Store Operating Expense	(222,453)	—	—	(222,453)
Non-Same Store Operating Expense	—	(12,523)	(10,196)	(22,719)
Total Expenses	(222,453)	(12,523)	(10,196)	(245,172)
Total NOI	$ 493,855	$ 21,374	$ 14,015	$ 529,244
Gross Real Estate	$ 25,229,174	$ 1,726,436	$ 2,879,771	$ 29,835,381

	For the three months ended June 30, 2025
	Same Store	Other Stabilized	Development / Redevelopment	Total (1) (2)
Total Revenue	$ 704,387	$ 21,649	$ 8,900	$ 734,936
Same Store Operating Expense
Property Taxes	(79,262)			(79,262)
Payroll	(40,112)			(40,112)
Repairs & Maintenance	(39,198)			(39,198)
Utilities	(25,642)			(25,642)
Office Operations	(16,412)			(16,412)
Insurance	(10,513)			(10,513)
Marketing	(4,945)			(4,945)
Same Store Operating Expense	(216,084)	—	—	(216,084)
Non-Same Store Operating Expense	—	(9,098)	(4,008)	(13,106)
Total Expenses	(216,084)	(9,098)	(4,008)	(229,190)
Total NOI	$ 488,303	$ 12,551	$ 4,892	$ 505,746
Gross Real Estate	$ 24,896,266	$ 1,364,932	$ 1,658,532	$ 27,919,730

	For the six months ended June 30, 2026
	Same Store	Other Stabilized	Development / Redevelopment	Total (1) (2)
Total Revenue	$ 1,426,169	$ 67,764	$ 42,974	$ 1,536,907
Same Store Operating Expense
Property Taxes	(163,846)	—	—	(163,846)
Payroll	(80,797)	—	—	(80,797)
Repairs & Maintenance	(80,102)	—	—	(80,102)
Utilities	(61,096)	—	—	(61,096)
Office Operations	(31,224)	—	—	(31,224)
Insurance	(21,778)	—	—	(21,778)
Marketing	(8,625)	—	—	(8,625)
Same Store Operating Expense	(447,468)	—	—	(447,468)
Non-Same Store Operating Expense	—	(25,366)	(18,370)	(43,736)
Total Expenses	(447,468)	(25,366)	(18,370)	(491,204)
Total NOI	$ 978,701	$ 42,398	$ 24,604	$ 1,045,703
Gross Real Estate	$ 25,229,174	$ 1,726,436	$ 2,879,771	$ 29,835,381

	For the six months ended June 30, 2025
	Same Store	Other Stabilized	Development / Redevelopment	Total (1) (2)
Total Revenue	$ 1,403,853	$ 31,659	$ 16,820	$ 1,452,332
Same Store Operating Expense
Property Taxes	(156,418)	—	—	(156,418)
Payroll	(79,859)	—	—	(79,859)
Repairs & Maintenance	(77,051)	—	—	(77,051)
Utilities	(55,325)	—	—	(55,325)
Office Operations	(32,350)	—	—	(32,350)
Insurance	(21,033)	—	—	(21,033)
Marketing	(8,687)	—	—	(8,687)
Same Store Operating Expense	(430,723)	—	—	(430,723)
Non-Same Store Operating Expense	—	(13,274)	(7,217)	(20,491)
Total Expenses	(430,723)	(13,274)	(7,217)	(451,214)
Total NOI	$ 973,130	$ 18,385	$ 9,603	$ 1,001,118
Gross Real Estate	$ 24,896,266	$ 1,364,932	$ 1,658,532	$ 27,919,730

__________________________________

(1)
Does not include non-allocated revenue. Non-allocated revenue represents third-party property management, developer fees and miscellaneous income and other ancillary items which are not allocated to a reportable segment. Non-allocated revenue is $1,782 and $1,594 for the three months ended June 30, 2026 and 2025, respectively, and $3,615 and $3,336 for the six months ended June 30, 2026 and 2025, respectively.

(2)
Does not include non-allocated gross real estate and land held for development. Non-allocated gross real estate is $112,539 and $117,894 as of June 30, 2026 and 2025, respectively. Land held for development is $101,508 and $101,066 as of June 30, 2026 and 2025, respectively.

9. Stock-Based Compensation Plans

On May 20, 2026, the stockholders of the Company approved the 2026 Equity Incentive Plan (the "2026 Plan"), which replaced the Company's Second Amended and Restated 2009 Equity Incentive Plan (the "2009 Plan"). The 2026 Plan includes an authorization to issue up to 4,000,000 shares of the Company's common stock, par value $0.01 per share and permits the Company to grant stock options, performance awards, restricted stock units, stock appreciation rights and restricted stock to eligible employees, directors, and other service providers. Shares issued under the 2009 Plan from March 15, 2026 through May 20, 2026 were counted towards the 2026 Plan authorization, which reduced the number of shares available for future grants to 3,999,180. The 2026 Plan will expire on May 20, 2036.

Effective as of the close of business on May 20, 2026, no awards may be granted under the 2009 Plan. The 2009 Plan provided for the same types of equity awards as the 2026 Plan, and would have expired by its terms on May 15, 2027. Outstanding awards previously granted under the 2009 Plan will not be affected by termination of the 2009 Plan, the terms of which shall continue to govern such previously granted awards. In addition to the 3,999,180 shares authorized for issuance under the 2026 Plan as described above, any awards that were outstanding under the 2009 Plan on May 20, 2026 that are subsequently forfeited, canceled, surrendered or terminated (other than by exercise) will become available for awards under the 2026 Plan. Details of the outstanding awards and activity under the 2026 Plan and 2009 Plan for the six months ended June 30, 2026 are presented below.

Stock Options:

	Options	Weighted average exercise price per option
Options Outstanding at December 31, 2025	271,576	$ 183.28
Granted (1)	23,316	179.67
Exercised	(2,444)	180.32
Forfeited	—	—
Expired	—	—
Options Outstanding at June 30, 2026	292,448	$ 183.01
Options Exercisable at June 30, 2026	258,599	$ 182.55

__________________________________

(1)
All options are from recipient elections to receive a portion of earned restricted stock awards in the form of stock options.

Performance Awards:

	Performance awards	Weighted average grant date fair value per award
Outstanding at December 31, 2025	256,377	$ 199.94
Granted	99,434	173.73
Change in awards based on performance (1)	31,695	198.68
Converted to shares of common stock	(123,221)	198.41
Forfeited	(1,580)	201.43
Outstanding at June 30, 2026	262,705	$ 190.57

__________________________________

(1)
Represents the change in the number of performance awards earned based on performance achievement.

The Company grants performance awards based on (i) the total shareholder return metrics for the Company’s common stock and (ii) financial metrics related to operating performance and leverage metrics of the Company. The number of performance awards granted that are based on total shareholder return metrics and financial metrics are as follows:

2026
Total shareholder return metrics	54,687
Financial metrics	44,747
Total granted	99,434

The Company used a Monte Carlo model to assess the compensation cost associated with the portion of the performance awards granted for which achievement will be determined by using total shareholder return measures. The assumptions used are as follows:

2026
Dividend yield	4.0%
Estimated volatility over the life of the plan (1)	17.2% - 21.7%
Risk free rate	3.39% - 3.43%
Estimated performance award value based on total shareholder return measure	$168.69

__________________________________

(1)
Estimated volatility over the life of the plan is using 50% historical volatility and 50% implied volatility.

For the portion of the performance awards granted in 2026 for which achievement will be determined by using financial metrics, the compensation cost was based on an average grant date value of $179.67.

Restricted Stock:

	Restricted stock shares	Weighted average grant date fair value per share
Outstanding at December 31, 2025	167,179	$ 195.76
Granted	111,224	179.73
Vested	(88,553)	189.43
Forfeited	(1,518)	192.57
Outstanding at June 30, 2026	188,332	$ 189.29

Total employee stock-based compensation cost recognized in income was $13,816,000 and $14,188,000 for the six months ended June 30, 2026 and 2025, respectively, and total capitalized stock-based compensation cost was $5,884,000 and $6,630,000 for the six months ended June 30, 2026 and 2025, respectively. At June 30, 2026, total unrecognized compensation cost was $46,174,000 for unvested restricted stock, stock options and performance awards, which is expected to be recognized over a weighted average period of 2.2 years. The Company reverses any previously recognized compensation cost for forfeitures as they occur.

10. Related Party Arrangements

Unconsolidated Entities

The Company manages unconsolidated real estate entities and provides other real estate related services to third parties, for which it receives asset management, property management, construction, development and redevelopment fee revenue. From these entities, the Company earned fees of $1,782,000 and $1,594,000 for the three months ended June 30, 2026 and 2025, respectively, and $3,615,000 and $3,336,000 for the six months ended June 30, 2026 and 2025. In addition, the Company had outstanding receivables associated with its property and construction management roles of $915,000 and $1,395,000 as of June 30, 2026 and December 31, 2025, respectively.

Director Compensation

The Company recorded non-employee director compensation expense relating to restricted stock grants and deferred stock units in the amount of $692,000 and $604,000 for the three months ended June 30, 2026 and 2025, respectively, and $1,383,000 and $1,192,000 for the six months ended June 30, 2026 and 2025, respectively, as a component of general and administrative expense on the accompanying Condensed Consolidated Statements of Operations. Deferred compensation relating to these restricted stock grants and deferred stock units to non-employee directors was $2,017,000 and $910,000 on June 30, 2026 and December 31, 2025, respectively, reported as a component of prepaid expenses and other assets on the accompanying Condensed Consolidated Balance Sheets.

11. Fair Value

Financial Instruments Carried at Fair Value

Derivative Financial Instruments

Hedging Derivatives are carried at fair value in the Company's financial statements. The Company minimizes its credit risk on these transactions by dealing with major, creditworthy financial institutions and monitors the credit ratings of counterparties and the exposure of the Company to any single entity. The Company believes the likelihood of realizing losses from counterparty nonperformance is remote. The Company determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, such as interest rate, term to maturity and volatility. The Hedging Derivatives credit valuation adjustments associated with its derivatives use Level 3 inputs, such as estimates of current credit spreads, which the Company concluded are not significant. As a result, the Company determined that its derivative valuations are classified in Level 2 of the fair value hierarchy.

The following table summarizes the consolidated derivative positions at June 30, 2026 (dollars in thousands):

	Non-designated Hedges	Cash Flow Hedges
	Interest Rate Caps	Interest Rate Swaps
Notional balance	$ 357,289	$ 700,000
Weighted average interest rate (1)	4.3%	N/A
Weighted average capped/swapped interest rate	6.7%	3.6%
Earliest maturity date	July 2026	January 2027
Latest maturity date	May 2029	April 2029

____________________________________

(1)
For debt hedged by interest rate caps, represents the weighted average interest rate on the hedged debt prior to any impact of the associated interest rate caps.

During the six months ended June 30, 2026, the Company entered into $150,000,000 of forward starting interest rate swap agreements designated as cash flow hedges of interest rate variability on future debt issuance activity through December 31, 2026. The Company expects to cash settle the swaps and either pay or receive cash for the then current fair value. Assuming that the Company issues the debt as expected, the hedging impact from these positions will then be recognized over the life of the issued debt as a yield adjustment.

The Company had certain derivatives not designated as hedges during the three and six months ended June 30, 2026 and 2025, for which fair value changes during each of the respective periods were not material.

The Company anticipates reclassifying approximately $5,189,000 of net hedging gains from accumulated other comprehensive income into earnings within the next 12 months as an offset to the hedged item during this period.

Financial Instruments Not Carried at Fair Value

Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalent and restricted cash balances are held with various financial institutions within accounts designed to preserve principal. The Company monitors credit ratings of these financial institutions and the concentration of cash, cash equivalents and restricted cash balances with any one financial institution and believes the likelihood of realizing material losses related to cash, cash equivalent and restricted cash balances is remote. Cash, cash equivalents and restricted cash are carried at their face amounts, which reasonably approximate their fair values and are Level 1 within the fair value hierarchy.

Other Financial Instruments

Other financial instruments consist of (i) rents, (ii) other receivables, including notes receivable, (iii) prepaid expenses, (iv) accounts and construction payable and (v) accrued expenses and other liabilities. These assets and liabilities are carried at their face amounts, which reasonably approximate their fair values. The Company determined that its notes receivable approximate fair value because interest rates, yields and other terms are consistent with interest rates, yields and other terms currently available for similar instruments and are considered to be a Level 2 price within the fair value hierarchy.

Equity Securities

The Company has direct equity investments in third-party property technology companies. These investments are accounted for using the measurement alternative and are valued at the market price of observable transactions. During the three months ended June 30, 2026 and 2025, the Company recognized unrealized gains of $170,000 and unrealized losses of $1,203,000, respectively, and unrealized losses of $6,080,000 and $2,445,000 during the six months ended June 30, 2026 and 2025, respectively, related to these investments, which was reported as a component of loss from unconsolidated investments on the accompanying Condensed Consolidated Statements of Operations. As of June 30, 2026, the Company had recorded cumulative fair value adjustments of $61,429,000 for net unrealized gains on equity securities.

Indebtedness

The Company values its fixed rate unsecured debt using quoted market prices, a Level 1 price within the fair value hierarchy. The Company values its mortgage notes payable, the Term Loan and any outstanding amounts under the Credit Facility and Commercial Paper Program using a discounted cash flow analysis on the expected cash flows of each instrument. This analysis reflects the contractual terms of the instrument, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The process also considers credit valuation adjustments to appropriately reflect the Company's nonperformance risk. The Company has concluded that the value of its mortgage notes payable, Term Loan and any outstanding amounts under the Credit Facility and Commercial Paper Program are Level 2 prices as the majority of the inputs used to value its positions fall within Level 2 of the fair value hierarchy.

Financial Instruments Measured/Disclosed at Fair Value on a Recurring Basis

The following tables summarize the classification between the three levels of the fair value hierarchy of the Company's financial instruments measured or disclosed at fair value on a recurring basis (dollars in thousands):

	June 30, 2026
Description	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Investments
Notes receivable, net	$ 293,662	$ —	$ 293,662	$ —
Non-designated hedges
Interest rate caps	20	—	20	—
Interest rate swaps - assets	9,419	—	9,419	—
Total Assets	$ 303,101	$ —	$ 303,101	$ —

Liabilities
Indebtedness
Fixed rate unsecured debt	6,482,606	6,482,606	—	—
Mortgage notes payable, Commercial Paper and Term Loan	2,136,623	—	2,136,623	—
Total Liabilities	$ 8,619,229	$ 6,482,606	$ 2,136,623	$ —

December 31, 2025
Description	Total Fair Value	Quoted Prices in Active Markets for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Investments
Notes receivable, net	$ 259,051	$ —	$ 259,051	$ —
Total Assets	$ 259,051	$ —	$ 259,051	$ —

Liabilities
Interest rate swaps - liabilities	$ 4,046	$ —	$ 4,046	$ —
Indebtedness
Fixed rate unsecured debt	7,025,656	7,025,656	—	—
Mortgage notes payable, Commercial Paper and Term Loan	1,970,177	—	1,970,177	—
Total Liabilities	$ 8,999,879	$ 7,025,656	$ 1,974,223	$ —

12. Subsequent Events

The Company has evaluated subsequent events through the date on which this Form 10-Q was filed, the date on which these financial statements were issued, and identified the items below for discussion.

In July 2026, the Company had the following activity:

•
The Company sold eaves Tysons Corner, located in Vienna, VA, containing 217 apartment homes for $68,050,000.

•
The Company settled the remaining outstanding equity forward contracts entered into during 2024, issuing 920,000 shares of common stock at $219.52 per share for proceeds of $201,958,000.

•
On July 16, 2026, the Company and the District of Columbia both filed motions for summary judgment in the D.C. Antitrust Litigation. See Note 7, "Commitments and Contingencies," for further discussion of the D.C. Antitrust Litigation.